Pricing Supplement No. 1981B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated March 21, 2014; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$6,100,000 Securities Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index due September 24, 2015
General
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The securities (the “securities”) are designed for investors who seek a return, which may be positive, zero or negative, linked to the performance of the lesser performing of the iShares® MSCI EAFE ETF (the “Fund”) and the Russell 2000® Index (the “Index,” and together with the Fund, each, an “Underlying”). If the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Initial Level, investors will receive a return equal to 1.50 times the Underlying Return of the Laggard Underlying, up to the Maximum Return of 13.50%. Furthermore, if the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 15.00%, investors will receive a return equal to the absolute value of the Underlying Return of the Laggard Underlying at maturity. However, if the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 15.00%, investors will lose 1.1765% of their initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if the Final Level of either Underlying is less than its respective Initial Level by an amount greater than the Buffer Amount. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due September 24, 2015.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on March 21, 2014 (the “Trade Date”) and are expected to settle on March 26, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:		Ticker Symbol	Initial Level
	iShares® MSCI EAFE ETF	EFA	$65.16
	Russell 2000® Index	RTY	1,193.73
Payment at Maturity:	• If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 x the lesser of (i) the Underlying Return of the Laggard Underlying × Upside Leverage Factor and (ii) the Maximum Return]

•      If the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 15.00%, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 × Absolute Return)

•      If the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 15.00%, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) × Downside Participation Factor]

If the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 15.00%, you will lose 1.1765% of your initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 15.00%, and you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Underlying Return:	For each Underlying, the Underlying Return, expressed as a percentage, will equal:
Final Level – Initial Level Initial Level The Underlying Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $982.20 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$6,100,000.00	$3,050.00	$6,096,950.00
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,100,000.00	$785.68
Deutsche Bank Securities
March 21, 2014

(Key terms continued from previous page)

Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Buffer Amount:	15.00%
Downside Participation Factor:	117.65% downside participation
Upside Leverage Factor:	150.00%
Maximum Return:	13.50%
Absolute Return:	The absolute value of the Underlying Return of the Laggard Underlying
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above.
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, on any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	March 21, 2014
Settlement Date:	March 26, 2014
Final Valuation Date†:	September 21, 2015
Maturity Date†:	September 24, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RJP9
ISIN:	US25152RJP91
† Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities, Assuming a Range of Performances for the Laggard Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Laggard Underlying from -100.00% to +100.00%. The table below reflects the Maximum Return of 13.50%, the Upside Leverage Factor of 150.00%, the Buffer Amount of 15.00% and the Downside Participation Factor of 117.65%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on securities (%)
100.00%	$1,135.00	13.50%
75.00%	$1,135.00	13.50%
50.00%	$1,135.00	13.50%
25.00%	$1,135.00	13.50%
20.00%	$1,135.00	13.50%
15.00%	$1,135.00	13.50%
12.75%	$1,135.00	13.50%
10.00%	$1,135.00	13.50%
9.00%	$1,135.00	13.50%
5.00%	$1,075.00	7.50%
2.50%	$1,037.50	3.75%
0.00%	$1,000.00	0.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$941.18	-5.88%
-30.00%	$823.53	-17.65%
-50.00%	$588.23	-41.18%
-75.00%	$294.10	-70.59%
-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Levels of both Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals 20.00%. Because the Underlying Return of the Laggard Underlying of 20.00% multiplied by the Upside Leverage Factor of 150.00% exceeds the Maximum Return of 13.50%, the investor receives a Payment at Maturity of $1,135.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) the Underlying Return of the Laggard Underlying × Upside Leverage Factor and (ii) the Maximum Return]

$1,000 + ($1,000 x 13.50%) = $1,135.00

Example 2: The Final Levels of both Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals 5.00%. Because the Underlying Return of the Laggard Underlying of 5.00% multiplied by the Upside Leverage Factor of 150.00% does not exceed the Maximum Return of 13.50%, the investor receives a Payment at Maturity of $1,075.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) the Underlying Return of the Laggard Underlying × Upside Leverage Factor and (ii) the Maximum Return]

$1,000 + ($1,000 x 5.00% x 150.00%) = $1,075.00

Example 3: The Final Level of the Laggard Underlying is less than its Initial Level by 5.00%, resulting in an Underlying Return of the Laggard Underlying of -5.00%, while the Final Level of the other Underlying is greater than its Initial Level by 15.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows.

$1,000 + ($1,000 x Absolute Return)

$1,000 + ($1,000 x |-5.00|%) = $1,050.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 15.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a 5.00% return on its investment reflecting the absolute value of the Underlying Return of the Laggard Underlying.

Example 4: The Final Level of the Laggard Underlying is less than its Initial Level by 10.00%, resulting in an Underlying Return of the Laggard Underlying of -10.00%, while the Final Level of the other Underlying is greater than its Initial Level by 5.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows.

$1,000 + ($1,000 x Absolute Return)

$1,000 + ($1,000 x |-10.00|%) = $1,100.00

In this example, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a 10.00% return on its investment reflecting the absolute value of the Underlying Return of the Laggard Underlying, which is greater than the 5.00% increase of the Final Level of the other Underlying from its Initial Level.

Example 5: The Final Level of the Laggard Underlying is less than its Initial Level by 50.00%, resulting in an Underlying Return of the Laggard Underlying of -50.00%, while the Final Level of the other Underlying is greater than its Initial Level by 20.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $588.23 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) x
Downside Participation Factor]

 $1,000 + [$1,000 x (-50.00% + 15.00%) x 117.65%] = $588.23

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 20.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will lose 41.18% of its investment, reflecting a 1.1765% loss of its initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Example 6: The Final Levels of both Underlyings are less than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals -60.00%. Because the Final Level of the Laggard

Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $470.58 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) x
Downside Participation Factor]

 $1,000 + [$1,000 x (-60.00% + 15.00%) x 117.65%] = $470.58

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL OF THE LAGGARD UNDERLYING — The securities provide upside exposure to any appreciation of the Laggard Underlying multiplied by the Upside Leverage Factor, up to the Maximum Return. Consequently, if the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, the Payment at Maturity will be capped by the Maximum Return. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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POTENTIAL TO RECEIVE THE ABSOLUTE RETURN OF THE UNDERLYING OF THE LAGGARD UNDERLYING; LIMITED PROTECTION AGAINST LOSS — If the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount, you will receive a positive return on your investment equal to the absolute value of the negative Underlying Return of the Laggard Underlying, up to the Buffer Amount. However, if the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount, you will lose 1.1765% of your initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount, and you may lose up to your entire initial investment.

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RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the  securities, which may be positive, zero or negative, is linked to the lesser performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index. Any payment you receive at maturity will be determined solely by reference to the performance of the Laggard Underlying.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012. On July 1, 2013, the iShares® MSCI EAFE Index Fund was renamed the iShares® MSCI EAFE ETF. All references to the iShares® MSCI EAFE Index Fund in the accompanying underlying supplement No. 1 dated October 1, 2012 are deemed to refer to the iShares® MSCI EAFE ETF.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the lesser performing Underlying and will depend on whether, and the extent to which, the Underlying Return of the Laggard Underlying is positive, zero or negative. If the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount, you will lose 1.1765% of your initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. Therefore, if the Final Level of either Underlying is less than its respective Initial Level by an amount greater than the Buffer Amount, you will lose some or all of your initial investment. Any payment at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN IF THE UNDERLYING RETURN OF THE LAGGARD UNDERLYING IS POSITIVE, AND BY THE BUFFER AMOUNT IF THE UNDERLYING RETURN OF THE LAGGARD UNDERLYING IS NEGATIVE — If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an amount equal to $1,000 multiplied by the lesser of (i) the Underlying Return of the Laggard Underlying times the Upside Leverage Factor and (ii) the Maximum Return of 13.50%. Consequently, your exposure to any appreciation of the Laggard Underlying will be limited to the Maximum Return, regardless of any further appreciation, which may be significant.  If the Final Level of the Laggard Underlying is less than its Initial Level, resulting in a negative Underlying Return of the Laggard Underlying, but by an amount not greater than the Buffer Amount of 15.00%, you will receive a positive return on your investment equal to $1,000 plus the product of $1,000 and the absolute value of the Underlying Return of the Laggard Underlying. In such circumstances, your positive return will be limited to the Buffer Amount of 15.00%.  If the Laggard Underlying depreciates more than 15.00%, instead of receiving the absolute value of the Underlying Return of the Laggard Underlying, you will lose 1.1765% of your initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount.

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YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — All determinations of the Payment at Maturity will be made by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your Payment at Maturity is not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity is linked to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Your Payment at Maturity will be determined solely by reference to the performance of the lesser performing Underlying and the performance of the other Underlying will not be taken into consideration.

•	NO COUPON PAYMENTS — We will not pay any coupon payments with respect to the securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or holders of securities composing the Underlyings would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would realize if you were directly invested in the Underlyings or the securities composing the Underlyings. For instance, your return on the securities is solely dependent upon the performance of the Laggard Underlying.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the shares of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

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THE FUND AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Tracked Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Tracked Index and in managing cash flows. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracked Index.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE STOCKS HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;
• existing and expected interest rate levels;
• political, civil or military unrest;
• the balance of payments between countries; and
• the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Fund holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of

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cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. We and our affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;
•	the market price of and dividend rate on the shares of the Fund and the securities composing the Underlyings;
•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;
•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;
•	interest rates and yields in the market generally and in the markets of the shares of the Fund and the securities composing the Underlyings;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or markets generally;
•	the composition of the Underlyings and any changes thereto;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will profit in connection with such trading and hedging activities and such profit will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities in addition to any compensation they would receive for the sale of the securities may create a further incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The determination of a market disruption event by the calculation agent could adversely affect the amount payable on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the security.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the iShares® MSCI EAFE ETF and the Russell 2000® Index based on their daily closing prices and levels, as applicable, from March 19, 2009 through March 19, 2014. The closing price of the iShares® MSCI EAFE ETF on March 21, 2014 was $65.16. The closing level of the Russell 2000® Index on March 21, 2014 was 1,193.73. We obtained the historical closing prices and levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Final Levels of the Underlyings. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession of up to 0.25% or $2.50 per $1,000 Face Amount of securities in connection with the sale of the securities. DBSI may pay custodial fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker-dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.